Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-282000) and Form S-8 (Nos. 333-206813, 333-223884, 333-237490 and 333-249179) of our report dated August 31, 2026, with respect to the consolidated financial statements of CytoDyn Inc. included in this Annual Report on Form 10-K for the year ended May 31, 2026.

Hartford, CT

August 31, 2026